Exhibit 10.1
                                                                    ------------

                              EMPLOYMENT AGREEMENT
                              --------------------

      This sets forth the terms of the Employment Agreement ("Agreement") made effective as of July 1, 2001 between Anaren Microwave, Inc. ("Employer"), a New York corporation with common stock publicly traded on the NASDAQ, and Lawrence
A. Sala ("Employee"), an individual currently residing at 6104 Wolfeboro Road, Jamesville, New York 13078.

      IN CONSIDERATION of the mutual covenants and representations contained herein, and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

      1. Employment.

            (a) Term. Employer shall continue to employ Employee, and Employee shall continue to serve, as President and Chief Executive Officer for a sixty
(60) month term commencing on July 1, 2001 and ending on June 30, 2006 ("Period of Employment"), subject to termination as provided in this Agreement.

            (b) Salary. During the period July 1, 2001 through November 30, 2001, Employer shall pay Employee Base Salary at an annual rate of $300,000 ("Base Salary"). Employee's Base Salary for the period December 1, 2001 through November 30, 2002, and for each succeeding period through June 30, 2006, shall


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

be determined by the Employer's Board of Directors but shall not be set below $300,000 annually. Employee's Base Salary is payable in accordance with Employer's regular payroll procedures for executive employees.

            (c) Incentive Bonuses. Employee shall be entitled to annual incentive bonuses up to one hundred percent (100%) of Employee's Base Salary in effect for the applicable year pursuant to the terms of the Management Incentive Plan which has been approved by the Board of Directors of Employer to cover key management personnel of Employer. Upon termination of Employee's employment pursuant to subparagraph 3(a), (b), or (c), Employee shall be entitled to a pro rata portion (based on Employee's complete months of active employment in the applicable year) of the annual incentive bonus that is payable with respect to the year during which the termination occurs, or in the case of a termination upon Employee's disability pursuant to subparagraph 3(c), six months after the disability period began.

            (d) Successor Agreement. Beginning January 2, 2006, Employee and Employer shall commence good faith negotiations, to be completed by March 31, 2006, for Employee's continued employment by Employer after the end of the Period of Employment. If Employee and Employer cannot agree on the terms of Employee's continued employment by June 30, 2006, Employee shall be entitled to be paid, as "Severance Compensation", an amount equal to the sum of (i) three years of the Base Salary in effect on the date Employee's employment ends, plus
(ii) $150,000 for each of the three ensuing fiscal years (total of $450,000) in lieu of incentive bonuses that Employee could have earned had he remained employed through the end of each such fiscal year. Payments required pursuant to the preceding sentence shall be paid in three


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substantially equal installments, with the first installment paid within 3 business days following the date Employee's employment ends, and with the second and third installments paid on the last business day of the third and sixth calendar month, respectively, following the date Employee's employment ends. For the period during which the Severance Compensation is paid, Employee shall be eligible to continue to participate in Employer's group term life insurance plan, but not in any other Employer fringe benefit plan, as if Employee was an active, full time Employee. Employee's right to "COBRA" continuation coverage under Employer's group health benefit plan(s) shall commence immediately following the date Employee's employment ends.

            2. Duties During The Period Of Employment. Employee shall have full responsibility, subject to the control of Employer's Board of Directors, for the management of all aspects of Employer's business and operations, and the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee by Employer's Board of Directors. Employee shall report directly to the Board of Directors of Employer. Employee shall devote his best efforts to the affairs of Employer, serve faithfully and to the best of Employee's ability, and devote all of Employee's working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Employee may affiliate with professional associations, and civic organizations. Employee shall continue to serve as a Director of Employer's Board of Directors provided he is duly elected by the shareholders of Employer, but shall receive only the compensation and other benefits described in this Agreement.


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

            3. Termination. Employee's employment by Employer shall be subject to termination as follows:

                  (a) Expiration of the Term. This Agreement shall terminate automatically at the expiration of the Period of Employment, unless the parties enter into a written agreement extending Employee's employment, except for the continuing obligation of the parties as specified hereunder.

                  (b) Termination Upon Death or Disability. This Agreement shall terminate upon Employee's death or disability as follows:

            (i) This Agreement shall terminate automatically upon Employee's death. In the event this Agreement is terminated as a result of Employee's death, Employer shall continue payments of Employee's Base Salary for a period of ninety (90) days following Employee's death to the beneficiary designated by Employee on the "Beneficiary Designation Form" attached to this Agreement as Appendix A.

            (ii) Employer may terminate this Agreement upon Employee's disability. For the purpose of this Agreement, Employee's inability to perform Employee's regular duties by reason of physical or mental illness or injury for a period of twenty-six (26) successive weeks ("Disability Period") shall constitute "Disability." The determination of Disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, the


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                        determination of Disability shall be submitted to
                        Arbitration in accordance with the rules of the American Arbitration Association, and the decision of the Arbitrator shall be binding on both parties. During the Disability Period, Employee shall be entitled to 100% of Employee's Base Salary pursuant to Employer's short term disability policy (and supplemented, if necessary, by Employee's accrued but unused sick leave), reduced by any other benefits to which Employee may be entitled for the disability period on account of such disability, including, but not limited to, benefits provided under New York's Workers' Compensation law.

            (iii) Upon termination of this Agreement due to Employee's death or disability, all restrictions on any Employer stock granted to Employee shall be waived and Employee (or his beneficiary) shall be free to dispose of any such stock previously granted to Employee. Additionally, Employer shall treat as immediately exercisable each unexpired stock option held by Employee that is not exercisable or that has not been fully exercised, so as to permit Employee (or his beneficiary) to purchase any portion or all of the Employer common stock not yet purchased pursuant to each such option until the tenth anniversary of the date the option was granted to Employee.

                  (c) Termination by Employer for Cause. Employer may terminate Employee's employment immediately for "cause" by written notice to


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


Employee. For purpose of this Agreement, termination shall be for "cause" if the termination results from any of the following events:

            (i)         material breach of this Agreement;

            (ii) documented misconduct as an executive or director of Employer, including, but not limited to, misappropriating any funds or property of Employer, or attempting to obtain any personal benefit from any transaction to which Employer is a party or from any transaction which any third party in which Employee has an interest which is adverse to the interest of Employer, unless, in either case, Employee shall have first obtained the written consent of the Board of Directors of Employer;

            (iii) unreasonable neglect or refusal to perform the duties assigned to Employee; (iv) conviction of a crime other than a vehicle and traffic misdemeanor;

            (v) adjudication as bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer's unexcused failure to perform its obligations under this Agreement;

            (vi) documented failure to follow the reasonable, written instructions of the Board of Directors of Employer; or

            (vii) any knowing and material violation of the Security and Exchange Commissions or NASDAQ's rules or regulations.


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      Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary will be paid to Employee through the date of termination.

                  (d) Termination by Employee for Good Reason. Employee's employment with Employer may be terminated by Employee for "good reason". For purposes of this Agreement "good reason" shall mean:


            (i) the assignment to Employee of any duties inconsistent with Employee's position (including any change in his status, offices, and titles) authority, duties, responsibilities, or work location as contemplated by paragraphs 1 and 2 of this Agreement; or

            (ii) any failure by Employer to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by Employee.

                  (e) Termination by Employer for Reasons Other Than Cause or by Employee for Good Reason. In the event Employer terminates Employee for reasons other than cause, or in the event Employee terminates employment for good reason, Employer shall pay/provide to Employee:

            (i) the greater of (A) the Severance Compensation described in and payable in accordance with subparagraph 1(d) of this Agreement or (B) Employee's regular Base Salary for the balance of the Period


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                        of Employment, paid in a single sum within 60 days
                        following termination,

            (ii) an amount equal to the difference between the total purchase price plus capital improvements paid by Employee for and with respect to the home currently owned and occupied by him in the Syracuse area and the proceeds of the sale of such home by Employee following the termination of his employment if he elects to move outside of the Metropolitan Syracuse area to take other employment, and he establishes to the satisfaction of the Board of Directors that he is unable despite reasonable efforts to sell the home within one year from the termination of his employment for a sum equal to or greater than the purchase price, or, in lieu thereof, Employer may purchase the home for a sum equal to the price Employee paid for it;

            (iii) the right to dispose of any restricted stock granted to Employee and to exercise each unexpired stock option held by Employee that is not exercisable or that has not been fully exercised, so as to permit the Employee to purchase any portion or all of the Employer stock not yet purchased pursuant to each such option until the tenth anniversary of the date the option was granted to Employee; and


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            (iv)        Employer-paid professional outplacement services through
                        a company of Employee's choice for a period of 12 months following termination, not to exceed $15,000.

            4.          Fringe Benefits.

                  (a) Benefit Plans. During the Period of Employment, Employee shall be eligible to participate in Employer's Deferred Compensation Plan for Certain Executive Employees, any employee pension benefit plans (as determined and defined under Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended), Employer paid group life insurance plans, medical plans, dental plans, short term and long term disability plans, business travel insurance programs and other fringe benefit programs maintained by Employer for the benefit of its executive employees. Except as modified by this Agreement, participation in any of Employer's benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.

                  (b) Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for Employee's actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee's duties.

                  (c) Other Benefits. During the Period of Employment, Employee shall be entitled to receive the following additional benefits:

            (i) $7,400, plus an appropriate tax adjustment amount (gross- up), which will be paid to Employee once each calendar year for Employee to pay Northwestern Mutual Life Insurance Company


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                        for premiums on a $500,000 whole life insurance policy,
                        which shall be owned by Employee.

            (ii) Employer paid insurance premiums of $1,368.30 per year for a supplemental disability insurance policy provided by Northwestern Mutual Life Insurance Company;

            (iii) paid vacation of 4 weeks during each calendar year and any holidays that may be provided to all employees of Employer; and

            (iv) payment or reimbursement of up to $10,000 per calendar year for tax preparation, personal estate and/or financial planning expenses incurred by Employee.

            5.          Stock Options.

                  (a) Prior Stock Option Grants. Pursuant to Employer's 1988, 1996, and 2000 incentive stock option plans, Employee has been granted options to purchase shares of common stock of Employer. The parties hereby agree that the Plans and any implementing option grant agreement shall be amended, if necessary, to incorporate specific terms of this Agreement regarding the exercise of options following Employee's termination of employment.

                  (b) Future Grants. Employer shall request the Compensation Committee of the Board of Directors of Employer to review whether Employee should be granted additional options to purchase shares of common stock of Employer.


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            6. Change of Control.

                  (a) If Employee's employment with Employer is terminated by Employee or Employer for any reason other than cause within two years following a "change of control" that occurs during the Period of Employment, Employer shall:

            (i) pay Employee a severance benefit equal to the amount (and at the time(s)) determined under subparagraph 3(e)(i) of this Agreement;

            (ii) offer to retain the services of Employee, on an independent contractor basis, as a consultant to Employer for a period of twelve (12) months at an annual consulting fee rate equal to Employee's Base Salary in effect at the time of Employee's termination;

            (iii) provide Employee with fringe benefits, or the cash equivalent of such benefits, identical to those described in subparagraph 4(a) for the period during which Employee is retained as a consultant pursuant to 6(a)(ii) above;

            (iv) to the extent the benefits provided to Employee in 6(a)(iii) above are deemed taxable benefits, Employer shall reimburse Employee for taxes owed by Employee on the benefits and tax reimbursement;

            (v) treat as immediately exercisable each unexpired stock option that is not otherwise exercisable or that has not been fully exercised, so as to permit Employee to purchase any portion or all of the Employer stock not yet purchased pursuant to each such option


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                        until the tenth anniversary of the date the option was
                        granted to Employee;

            (vi) waive all restrictions on any Employer stock granted to Employee so as to permit Employee to dispose of any restricted stock previously granted to Employee; and

            (vii) pay to Employee the difference between the total purchase price plus capital improvements paid by Employee for and with respect to the home currently owned by him in the Syracuse area and the proceeds of the sale of such home by Employee following the termination of his employment if he elects to move outside of the Metropolitan Syracuse area to take other employment, and he establishes to the satisfaction of the Board of Directors that he is unable despite reasonable efforts to sell the home within one year from the termination of his employment for a sum equal or greater to the purchase price, or, in lieu thereof, Employer may purchase the home for a sum equal to the price Employee paid for it.

                  (b) If any portion of the amounts paid to, or value received by Employee following a "change of control" (whether paid or received pursuant to his paragraph 6 or otherwise) constitutes an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods (but no payment amounts) to minimize or eliminate the application of Section 280G. If an agreement to restructure payments cannot be reached within sixty days of the date the first payment is due under this paragraph 6, then


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payment shall be made without restructuring. In that case, Employee shall be responsible for all taxes and penalties payable by Employee as a result of Employee's receipt of an "excess parachute payment".

                  (c) For purpose of this paragraph 6, a "change of control" shall be deemed to have occurred if:

            (i) any "person" including a "group" as determined in accordance with Section 13D(3) of the Securities Exchange Act of 1934, is or becomes a beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding securities;

            (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination the persons who are directors of Employer before the transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;

            (iii) any tender offer or exchange offer, merger or other business combination not approved by two-thirds of the members of the Board of Directors in office immediately prior to such event;

            (iv) Employer is merged or consolidated with another entity and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the


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                        meaning of the Exchange Act or (B) any party to the
                        merger or consolidation;

            (v) A tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding voting securities; or

            (vi) Employer transfers substantially all of its assets to another corporation which is not controlled by Employer.

            7. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all legally required taxes and any benefit contributions required.

            8. Covenants.

                  (a) Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secrets acquired in the course of Employee's employment by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce this provision. Employer's right to obtain injunctive relief shall not, however, diminish Employer's right to claim and recover damages. Employee commits to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential


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information concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of its duties on behalf of Employer.

                  (b) No Competition. Employee's employment is subject to the condition that during the term of his employment and for a period of thirty-six
(36) months from the date of the termination of his employment (the "Date of Termination") Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business ("a Competitive Operation") which principal business directly competes with Employer on the Date of Termination. Ownership by Employee of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

                  (c) Certain Affiliates of Employer. It is understood that Employee may have access to technical knowledge, trade secrets and customer lists of affiliates of Employer or companies which Employer may acquire in the future and may serve as a member of the board of directors or as an officer or employee of an affiliate of Employer. Employee commits that he shall not, during the term of his employment by Employer or for a period of thirty-six (36) months thereafter, in any way, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director,


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individual proprietor, lender, consultant or otherwise aid or assist anyone else in any business or operation which competes with or engages in the business of such an affiliate.

                  (d) Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 8, Employer may offset and/or recover from Employee immediately any and all of the Severance Compensation paid to Employee under subparagraph 1(d) hereof in addition to any and all other remedies available to Employer under law or in equity.

            9. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Employee at his residence and to Employer at P.O. Box 178, 6635 Kirkville Road, E. Syracuse, New York 13057 or at such other addresses as either Employee or Employer may, by similar notice, designate.

            10. Rules, Regulations and Policies. Employee shall abide by and comply with all of the rules, regulations, and policies of Employer, including without limitation Employer's policy of strict adherence to, and compliance with, any and all requirements of the Security and Exchange Commission and the NASDAQ.

            11. No Prior Restrictions. Employee affirms and represents that Employee is under no obligation to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

            12. Return of Employer's Property. After Employee has received notice of termination or at the end of the term of this Agreement whichever first occurs,


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Employee shall immediately return to Employer all documents and other property in his possession belonging to Employer.

            13. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this instrument shall be construed as if such invalid provisions had not been inserted.

            14. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

            15. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon, and shall inure to the benefit of the successor of Employer through merger, acquisition or corporate reorganization.

            16. Miscellaneous.

                  (a) This Agreement constitutes the entire understanding and agreement between the parties with respect to Employee's employment with Employer and shall supersede all prior understandings and agreements, including the employment agreement dated as of July 1, 1997.

                  (b) This Agreement cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by the parties.


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                  (c) The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

            17. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one in the same instrument.

            18. Jurisdiction and Venue. The jurisdiction of any proceeding between the parties arising out of, or with respect to this Agreement, shall be with New York State Supreme Court, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of Onondaga County Supreme Court.

                                             ANAREN MICROWAVE, INC.

                                             By: /s/ Hugh A. Hair
                                                 -------------------------------
                                             Hugh A. Hair, Chairman of the Board

                                             Date: 16 July, 2001

                                             /s/ Lawrence A. Sala
                                             --------------------
                                             Lawrence A. Sala

                                             Date: 16 July 2001


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                                   APPENDIX A

                          BENEFICIARY DESIGNATION FORM
                          ----------------------------

      Pursuant to the Employment Agreement between ANAREN MICROWAVE, INC. and LAWRENCE A. SALA, dated as of July 1, 2001 ("Agreement"), I, Lawrence A. Sala, hereby designate Tracy C. Sala, my spouse, as the beneficiary of amounts payable upon my death in accordance with subparagraph 3(b)(ii) of the Agreement. My beneficiary's current address is the same as mine.

Dated:   ___________________                     _______________________________
                                                       Lawrence A. Sala

____________________________
         Witness


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